FPIC INSURANCE GROUP, INC.
                                    ANNOUNCES
                          APPOINTMENT OF A NEW DIRECTOR


JACKSONVILLE, Fla. - (Business Wire) - November 10, 2003 - FPIC Insurance Group, Inc. (the "Company" or "FPIC") (Nasdaq symbol: FPIC) reported today the appointment of John G. Rich to its Board of Directors. Mr. Rich was appointed to serve on the Company's Board until the 2004 Annual Meeting of Shareholders to fill the vacancy created by the death of Gaston J. Acosta-Rua, M.D. in May 2003.

Robert O. Baratta, M.D., Chairman of the Board of Directors, said, "We are pleased to welcome John Rich to our Board. John's appointment is yet another step towards our previously stated goal of continuing to diversify the areas of expertise on our Board. John's expertise in corporate and securities law will be of great benefit to our Company." Mr. Rich, who was originally recommended as a candidate for director by a shareholder of the Company, will also serve as a member of the Board's Audit Committee.

Mr. Rich is currently a partner with Rich Intelisano LLP in New York, New York, a law firm specializing in securities, commodities, commercial litigation and arbitration. Mr. Rich has practiced law in New York since 1982. Mr. Rich is currently a member of the Board of Directors of Heartland Community Bank, Camden, Arkansas, where he serves as a member of the Audit Committee.

For additional information regarding Mr. Rich's appointment to FPIC's Board of Directors, see FPIC's Securities and Exchange Commission ("SEC") Form 8-K, filed with the SEC on November 10, 2003.

                                Corporate Profile
                                -----------------
FPIC Insurance Group, Inc., through its subsidiary companies, is a leading provider of professional liability insurance for physicians, dentists and other healthcare providers. FPIC also provides management and administration services to Physicians' Reciprocal Insurers, a New York medical professional liability insurance reciprocal, and third party administration services both within and outside the healthcare industry.


                                     Contact
                                Roberta Goes Cown
                   Senior Vice President and Corporate Counsel
                         (904) 354-2482, Extension 3287

             For all your investor needs, FPIC is on the Internet at
                               http://www.fpic.com

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